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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
World Acceptance Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-52166, 33-98938 and 333-14399) on Form S-8 of World Acceptance Corporation of our report dated April 23, 2002, which respect to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report is incorporated by reference in the March 31, 2002 annual report on Form 10-K of World Acceptance Corporation.

/s/ KPMG LLP

Greenville, South Carolina
June 28, 2002